       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 2003
                                                     REGISTRATION NO. 333-108150


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                ATS MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

          MINNESOTA                         3842                  41-1595629
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)      Classification Code)     Identification No.)

                         3905 ANNAPOLIS LANE, SUITE 105
                          MINNEAPOLIS, MINNESOTA 55447
                                 (763) 553-7736

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MICHAEL D. DALE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ATS MEDICAL, INC.
                         3905 ANNAPOLIS LANE, SUITE 105
                          MINNEAPOLIS, MINNESOTA 55447
                                 (763) 553-7736

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
--------------------------------------------------------------------------------
           MICHAEL D. DALE                          TIMOTHY S. HEARN, ESQ.
PRESIDENT AND CHIEF EXECUTIVE OFFICER                DORSEY & WHITNEY LLP
          ATS MEDICAL, INC.                    50 SOUTH SIXTH STREET, SUITE 1500
    3905 ANNAPOLIS LANE, SUITE 105               MINNEAPOLIS, MINNESOTA 55402
     MINNEAPOLIS, MINNESOTA 55447                       (612) 340-2600
            (763) 553-7736                         FACSIMILE: (612) 340-2868
      FACSIMILE: (763) 553-1492
--------------------------------------------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering:

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 2, 2003


                                   PROSPECTUS

--------------------------------------------------------------------------------

                                4,400,000 SHARES

                                ATS MEDICAL, INC.

                                     [LOGO]

                                  COMMON STOCK

--------------------------------------------------------------------------------

         4,400,000 shares of the common stock, $.01 par value, of ATS Medical, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.


         Our common stock is traded on the Nasdaq National Market under the symbol "ATSI." On November 26, 2003, the last sale price of our common stock as reported on the Nasdaq National Market was $3.69 per share.


                              --------------------

INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              --------------------


                                ATS MEDICAL, INC.
                         3905 Annapolis Lane, Suite 105
                          Minneapolis, Minnesota 55447
                                 (763) 553-7736

                 The date of this prospectus is _________, 2003.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 4,400,000 shares of our common stock which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

         These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

         You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                              --------------------

                                TABLE OF CONTENTS

                                                                           Page

About this Prospectus.................................................      2

Forward-Looking Statements............................................      2

Risk Factors..........................................................      3

About ATS Medical, Inc. ..............................................     10

Recent Developments ..................................................     10

Selling Shareholders..................................................     11

Plan of Distribution..................................................     13

Experts...............................................................     13

Legal Matters.........................................................     13

Where You Can Find More Information...................................     14

                              --------------------

                           FORWARD-LOOKING STATEMENTS

         This prospectus (including the documents incorporated by reference) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. These statements involve risks and uncertainties, and actual results could differ materially from those reflected in the forward-looking statements. Forward-looking statements in the prospectus are typically identified by words such as "believes," "anticipates," "expects," "intends," "will" and "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We will not necessarily update the information in this prospectus if and when any forward-looking statement later turns out to be inaccurate. Some of the important risks and uncertainties that may affect our future results and performance are described in "Risk Factors," below. Additional information about factors that could affect our future results and events is included in our reports and filed with the SEC and incorporated by reference in this prospectus.

                                  RISK FACTORS

         You should carefully consider the following risks before you decide to buy our common stock. You should also consider the information in this prospectus as well as the other documents incorporated by reference.

IF OUR HEART VALVE DOES NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE IN THE UNITED STATES, OUR OPERATING RESULTS WILL BE HARMED AND WE MAY NOT ACHIEVE PROFITABILITY.

         Our success will depend, in large part, on the medical community's acceptance of the ATS heart valve in the United Sates, which is the largest revenue market in the world for heart valves. The U.S. medical community's acceptance of the ATS heart valve will depend upon our ability to demonstrate the safety and efficacy, advantages, long-term clinical performance and cost-effectiveness of the ATS heart valve as compared to other prosthetic heart valves. We cannot predict whether the U.S. medical community will accept the ATS heart valve or, if accepted, the extent of its use. Negative publicity resulting from isolated incidents involving the ATS heart valve or other prosthetic heart valves could have a significant adverse effect on the overall acceptance of our heart valve. If we encounter difficulties developing a market for the ATS heart valve in the United States, we may not be able to increase our revenue enough to achieve profitability and our business and results of operations will be seriously harmed.

WE CURRENTLY RELY ON THE ATS HEART VALVE AS OUR SOLE SOURCE OF REVENUE. IF WE ARE NOT SUCCESSFUL IN SELLING THIS PRODUCT, OUR OPERATING RESULTS WILL BE HARMED.

         We have developed only one product, which is currently being sold primarily outside the United States. Even if we were to develop additional products, regulatory approval would likely be required to sell them. Clinical testing and the approval process itself are very expensive and can take many years. Therefore, we do not expect to be in a position to sell additional products in the foreseeable future. Adverse rulings by regulatory authorities, product liability lawsuits, the failure to achieve widespread U.S. market acceptance, the loss of market acceptance outside of the United States, or other adverse publicity may significantly and adversely affect our sales of the ATS heart valve, and, as a result, would adversely affect our business, financial condition and results of operations.

IN 2002 WE BEGAN USING A COMBINATION OF DIRECT SALES PERSONS AND INDEPENDENT MANUFACTURING REPRESENTATIVES TO SELL OUR VALVES IN THE UNITED STATES. IF OUR NEW U.S. SALES STRATEGY IS NOT SUCCESSFUL, WE WILL NOT BE ABLE TO CONTINUE OUR OPERATIONS AS PLANNED.

         Our sales approach for the sale of the ATS valve in the United States consists primarily of direct salespersons with a few independent manufacturer's representatives. We will need to continue to expend significant funds and management resources to develop and maintain this hybrid sales force. We believe there is significant competition for sales personnel and independent manufacturing representatives with the advanced sales skills and technical knowledge we need. If we are unable to recruit, retain and motivate qualified personnel and representatives, U.S. sales of the ATS valve could be adversely affected. The loss of key salespersons or independent manufacturer's representatives could have a material adverse effect on our sales or potential sales to current customers and prospects serviced by such salespersons or representatives. Further, we cannot assure the successful expansion of our network of independent manufacturer's representatives on terms acceptable to ATS, if at all, or the successful marketing of our products by our hybrid sales force. To the extent we rely on sales through independent manufacturer's representatives, any revenues we receive will depend primarily on the efforts of these parties. We do not control the amount and timing of marketing resources that these third parties devote to our product. If our U.S. sales strategy is not successful, we may be forced to change our U.S. sales strategy again. Any such change could disrupt sales in the United States. Further, any change in our U.S. sales strategy could be expensive and would likely have a material adverse impact on our results of operations.

WE CURRENTLY DEPEND ON THE MARKETING AND SALES EFFORTS OF INTERNATIONAL INDEPENDENT DISTRIBUTORS, AND OUR SALES HAVE BEEN CONCENTRATED IN THREE COUNTRIES.

         The ATS heart valve is sold internationally through independent distributors. The loss of an international distributor could seriously harm our business and results of operations if a new distributor could not be found on a timely basis in the relevant geographic market. Sales to our Japanese, German and Australian distributors have accounted for approximately 48% of our net sales in fiscal year 2002 and 42% of our net sales in fiscal year 2001. We do not control the amount and timing of marketing resources that these third parties devote to our product. Furthermore, to the extent we rely on sales through independent distributors, any revenues we receive will depend primarily on the efforts of these parties. In addition, as part of our agreement with our distributors, we provide for the repurchase of unopened valves upon termination of the distributor by us. For example, in 2002, we bought back $977,115 in inventory from our distributor for France and Belgium in connection with the termination of our relationship with such distributor. Buybacks of inventory could have an adverse impact on our results of operations for the period in which it occurs.

WE ARE DEPENDENT UPON SALES OUTSIDE THE UNITED STATES, WHICH ARE SUBJECT TO A NUMBER OF RISKS INCLUDING A DROP IN SALES DUE TO CURRENCY FLUCTUATIONS.

         As of June 30, 2003, more than 76% of our net sales are derived from international operations. We expect that international sales will account for a substantial majority of our revenue until the ATS heart valve receives wider market acceptance from U.S. customers. Accordingly, any material decrease in foreign sales may materially and adversely affect our results of operations.

         We sell in U.S. dollars to most of our customers abroad. An increase in the value of the U.S. dollar in relation to other currencies can and has adversely affected our sales outside of the United States. Our sales in Europe declined 36% for the year ended December 31, 2002 as compared to the year ended December 31, 2001. The decrease in sales was due primarily to the change in the value of the U.S. dollar against the Euro, as well as competitor price pressure. Our dependence on sales outside of the United States will continue to expose us to U.S. dollar currency fluctuations for the foreseeable future.

         Our future results of operations could also be harmed by risks inherent in doing business in international markets, including:

         o unforeseen changes in regulatory requirements and government health programs;

         o weaker intellectual property rights protection in some countries;

         o new export license requirements, changes in tariffs or trade restrictions;

         o        political and economic instability in our target markets; and

         o        greater difficulty in collecting payments from product sales.

         In 2001, we experienced a slow collection of receivables from our Italian distributor. As a result, we ceased recognizing sales to this distributor upon shipment, and instead recognize sales to this distributor only upon receipt of payment. Slow payment of receivables by other international distributors, or the occurrence of any of the other factors listed above, could harm our ability to successfully commercialize our product internationally and could harm our business.

WE HAVE A HISTORY OF NET LOSSES. IF WE DO NOT HAVE NET INCOME IN THE FUTURE, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

         We are not currently profitable and have a very limited history of profitability. As of December 31, 2002, we had an accumulated deficit of $37.6 million, and as of June 30, 2003, we had an accumulated deficit of $42.2 million. We expect to incur significant expenses over the next several years as we continue to devote substantial resources to the commercialization of the ATS heart valve in the United States. We will not generate net income unless we are able to significantly increase revenue from U.S. sales. If we continue to sustain losses, we may not be able to continue our business as planned.

WE CHANGED MANAGEMENT IN LATE 2002. OUR FAILURE TO RETAIN THE CURRENT MANAGEMENT OR OUR MANAGEMENT'S FAILURE TO IMPROVE SALES AND ACHIEVE PROFITABILITY COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

         In October 2002 we hired a new President and Chief Executive Officer. Since then, we have hired most of the current executive team. Most of the members of our executive team have extensive experience in sales and marketing medical device products. There is substantial competition for executives with this kind of experience. Therefore, we cannot assure you that we will be able to retain our management team. Replacing our management team could substantially disrupt our prospects, business and operations. Further, the failure of the current management team to substantially increase sales and return the company to profitability could negatively affect our continued ability to sell products to existing customers.

THE MARKET FOR PROSTHETIC HEART VALVES IS HIGHLY COMPETITIVE, AND A NUMBER OF OUR COMPETITORS ARE LARGER AND HAVE MORE FINANCIAL RESOURCES. IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED.

         The market for prosthetic heart valves is highly competitive. We expect that competition will intensify as additional companies enter the market or modify their existing products to compete directly with us. Our primary competitor, St. Jude Medical, Inc., currently controls approximately 50% of the worldwide mechanical heart valve market. Many of our competitors have long-standing FDA approval for their valves and extensive clinical data demonstrating the performance of their valves. In addition, they have greater financial, manufacturing, marketing and research and development capabilities than we have. For example, many of our competitors have the ability, due to their internal carbon manufacturing facilities and economies of scale, to manufacture their heart valves at a lower cost than we can manufacture our ATS heart valve. Our primary competitor has recently used price as a method to compete in several international markets. If heart valve prices decline significantly we might not be able to compete successfully, which would harm our results of operations.

OUR FUTURE RESULTS WILL BE HARMED IF THE USE OF MECHANICAL HEART VALVES
DECLINES.

         Our business could suffer if the use of mechanical heart valves declines. Historically, mechanical heart valves have accounted for over two-thirds of all heart valve replacements. Recently, there has been an increase in the use of tissue valves. We estimate that mechanical heart valves are currently being used in 40 to 65% of all heart valve replacements, depending on the geographic market, down from 65 to 75% about ten years ago. We believe the tissue manufacturers' claims of improvements in tissue valve longevity and an increase in the average age of valve patients have contributed to the recent increase in the use of tissue valves.

NEW PRODUCTS OR TECHNOLOGIES DEVELOPED BY OTHERS COULD RENDER OUR PRODUCT OBSOLETE.

         The medical device industry is characterized by significant technological advances. Several companies are developing new prosthetic heart valves based on new or potentially improved technologies. Significant advances are also being made in surgical procedures, which may delay the need for replacement heart valves. A new product or technology may emerge that renders the ATS heart valve noncompetitive or obsolete. This could materially harm our results of operations or force us to cease doing business altogether.

WE MAINTAIN A LARGE VOLUME OF INVENTORY, WHICH EXCEEDS THE CURRENT DEMAND FOR THE ATS HEART VALVE. IF SALES OF OUR PRODUCT DO NOT INCREASE, THE VALUE OF OUR INVENTORY COULD DECREASE SUBSTANTIALLY.

         We purchased pyrolytic carbon components under a long-term supply agreement with Carbomedics, Inc. (formerly Sulzer Carbomedics, Inc.) through June 2002 and we are required to resume purchases of such components in 2007. To date, our purchases of pyrolytic carbon components have exceeded our sales of the ATS heart valves. We currently have in inventory enough pyrolytic carbon components to satisfy our projected requirements for over two years. If we are unable to achieve widespread acceptance for the ATS heart valve or if competitive pressures result in price reductions, the value of the excess inventory would likely decrease, which could seriously harm our results of operations and financial condition. Because the pyrolytic carbon components are made to meet the unique specifications of the ATS heart valve, our inventory may have little, if any, value in the open market.

WE LICENSE PATENTED TECHNOLOGY AND OTHER PROPRIETARY RIGHTS FROM CARBOMEDICS. IF THESE AGREEMENTS ARE BREACHED OR TERMINATED, OUR RIGHT TO MANUFACTURE THE ATS HEART VALVE COULD BE TERMINATED.

         Under our carbon technology agreement with Carbomedics, we have obtained a license to use Carbomedics' pyrolytic carbon technology to manufacture components for the ATS heart valve. If this agreement is breached or terminated, we would be unable to manufacture our own product. If our inventory is exhausted and we do not have any other sources of carbon components, we would be forced to cease doing business.

A DELAY OR INTERRUPTION IN THE SUPPLY OF PYROLYTIC CARBON COMPONENTS COULD DELAY PRODUCT DELIVERY OR FORCE US TO CEASE OPERATIONS.

         We cannot be certain that, after our current inventory is exhausted, sufficient quantities of pyrolytic carbon components will be available to assemble the ATS heart valve. Other than our carbon facility, the only other FDA-approved alternate supplier of our pyrolytic carbon components is Carbomedics. Although we have a supply agreement with Carbomedics under which it agrees to supply us with a minimum annual number of pyrolytic carbon components in 2007 through 2011, the amounts available under this agreement are not expected to be sufficient to supply all of our needs for components in those years. If our inventory is exhausted and we are unable to manufacture carbon components or obtain them from other sources, we could be forced to reduce or cease operations.

BECAUSE WE LACK MANUFACTURING EXPERIENCE, WE MAY NOT REALIZE EXPECTED SAVINGS FROM MANUFACTURING OUR OWN PRODUCT. IN ADDITION, WE COULD EXPERIENCE PRODUCTION DELAYS AND SIGNIFICANT ADDITIONAL COSTS.

         Under our agreement with Carbomedics, we have been granted an exclusive worldwide license to manufacture pyrolytic carbon components for the ATS heart valve. We cannot be certain that our strategy to establish internal manufacturing capabilities will result in a cost-effective means for manufacturing the ATS heart valve. We have limited experience in manufacturing pyrolytic carbon. Although we have an FDA-approved carbon manufacturing facility, it is currently operating at the minimal level necessary to maintain the plant and our technical expertise in producing carbon components. In the future when we increase production at the plant we may encounter difficulties in maintaining and expanding our manufacturing operations, including problems involving:

         o        production yields;

         o        quality control;

         o        per unit manufacturing costs;

         o        shortages of qualified personnel; and

         o compliance with FDA and international regulations and requirements regarding good manufacturing practices.

         Difficulties encountered by us in establishing or maintaining a commercial-scale manufacturing facility may limit our ability to manufacture our heart valve and therefore could seriously harm our business and results of operations.

OUR BUSINESS COULD BE SERIOUSLY HARMED IF THIRD-PARTY PAYORS DO NOT REIMBURSE THE COSTS FOR OUR HEART VALVE.

         Our ability to successfully commercialize the ATS heart valve depends on the extent to which reimbursement for the cost of our product and the related surgical procedure is available from third-party payors, such as governmental programs, private insurance plans and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and procedures that they consider are not cost-effective or are used for a non-approved indication. The failure by physicians, hospitals and other users of our product to obtain sufficient reimbursement from third-party payors would seriously harm our business and results of operations.

         In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payment for medical procedures or treatments. In addition, government and private third-party payors are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement. In international markets, reimbursement and health care payment systems vary significantly by country. In addition, we have encountered price resistance from government-administered health programs. Significant changes in the health care system in the United States or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our business and results of operations.

WE MAY FACE PRODUCT LIABILITY CLAIMS, WHICH COULD RESULT IN LOSSES IN EXCESS OF OUR INSURANCE COVERAGE AND WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

         The manufacture and sale of mechanical heart valves entail significant risk of product liability claims and product recalls. A mechanical heart valve is a life-sustaining device and the failure of any mechanical heart valve usually results in the patient's death or need for reoperation. A product liability claim or product recall, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We currently maintain product liability insurance coverage in an aggregate amount of $25 million. However, we cannot assure you that our current insurance coverage is adequate to cover the costs of any product liability claims made against us. Product liability insurance is expensive and does not cover the costs of a product recall. In the future, product liability insurance may not be available at satisfactory rates or in adequate amounts. A product liability claim or product recall could also materially and adversely affect our ability to attract and retain customers.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         Our success depends in part on our ability to maintain and enforce our patents and other proprietary rights. We rely on a combination of patents, trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology. These measures afford only limited protection and competitors may gain access to our intellectual property and proprietary information. The patent positions of medical device companies are generally uncertain and involve complex legal and technical issues. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could be costly and divert our attention from the growth of the business. We cannot assure you that our patents and other proprietary rights will not be successfully challenged, or that others will not independently develop substantially equivalent information and technology or otherwise gain access to our proprietary technology.

WE MAY BE SUED BY THIRD PARTIES WHICH CLAIM THAT OUR PRODUCT INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS. ANY SUCH SUITS COULD RESULT IN SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR WE MIGHT BE PREVENTED FROM SELLING OUR PRODUCT.

         We may be exposed to future litigation by third parties based on intellectual property infringement claims. Any claims or litigation against us, regardless of the merits, could result in substantial costs and could harm our business. In addition, intellectual property litigation or claims could force us to:

         o cease manufacturing and selling our product, which would seriously harm us;

         o obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

         o redesign our product, which could be costly and time-consuming.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH IS COSTLY, TIME CONSUMING AND CAN SUBJECT US TO UNANTICIPATED DELAYS.

         The ATS heart valve and our manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international agencies. We are required to:

         o maintain the approval of the FDA and international regulatory agencies to continue selling the ATS heart valve;

         o obtain the approval of international regulatory agencies in countries where the ATS heart valve is not yet marketed;

         o satisfy content requirements for all of our labeling, sales and promotional materials;

         o        comply with manufacturing and reporting requirements; and

         o        undergo rigorous inspections by these agencies.

         Compliance with the regulations of these agencies may delay or prevent us from introducing any new or improved products. Violations of regulatory requirements may result in fines, marketing restrictions, product recall, withdrawal of approvals and civil and criminal penalties.

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE, WHICH MAY RESULT IN LOSSES TO INVESTORS.

         The minimum bid price of our common stock was below $1.00 per share during a ten-month period beginning in 2002 and ending in March 2003. As a result, our common stock lost its eligibility to be traded on The Nasdaq National Market and instead was traded on The Nasdaq SmallCap Market until July 2003, when our common stock was relisted on The Nasdaq National Market after again meeting that market's eligibility criteria. If the minimum bid price of our stock again falls below $1.00 for an extended period of time, we may be forced to relist our stock on The Nasdaq SmallCap Market. If our common stock fails to meet the eligibility criteria for continued listing on either The Nasdaq National Market or The Nasdaq SmallCap Market, the price of our stock would, in all likelihood, decline, and our investors would find it more difficult to dispose of or to obtain accurate quotations as to the market value of our common stock.

         Historically, the market price of our common stock has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. The market price of our common stock could be impacted by the following:

         o        the success of our management in operating ATS effectively;

         o the failure of the ATS valve to gain market acceptance in the United States;

         o announcements of technical innovations or new products by our competitors;

         o        the status of component supply arrangements;

         o        changes in reimbursement policies;

         o        government regulation;

         o        developments in patent or other proprietary rights;

         o public concern as to the safety and efficacy of products developed by us or others; and

         o        general market conditions.

         In addition, due to one or more of the foregoing factors, in future years, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could be materially and adversely affected. Finally, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

OUR CHARTER DOCUMENTS AND MINNESOTA LAW MAY DISCOURAGE AND COULD DELAY OR PREVENT A TAKEOVER OF OUR COMPANY.

         Provisions of our articles of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include the following:

         o        No cumulative voting by shareholders for directors;

         o The ability of our board to set the size of the board of directors, to create new directorships and to fill vacancies;

         o The ability of our board, without shareholder approval, to issue preferred stock, which may have rights and preferences that are superior to our common stock;

         o        The ability of our board to amend the bylaws; and

         o Restrictions under Minnesota law on mergers or other business combinations between us and any holder of 10% or more of our outstanding common stock.

                             ABOUT ATS MEDICAL, INC.

         ATS Medical, Inc. is a Minnesota corporation founded in June, 1987. We manufacture and market a mechanical bileaflet heart valve with a unique open pivot design. Our valve is used to treat heart valve failure caused by the natural aging process, rheumatic heart disease, prosthetic valve failure and congenital defects. Mechanical heart valves have been in use since the early 1960s. The worldwide market for mechanical heart valves was estimated to exceed $400 million in 2002.

         The ATS Open Pivot(R) mechanical heart valve (the "ATS Open Pivot(R) MHV") is designed to be an evolutionary improvement upon currently available mechanical heart valves by incorporating a pivot consisting of protruding spheres upon which the leaflets of the valve pivot to open and close. We began selling the ATS Open Pivot(R) MHV in international markets in 1992. In October 2000, we received FDA approval to sell the ATS Open Pivot(R) MHV in the United States.

         Our principal executive offices are located at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447 and our telephone number is (763) 553-7736.

                               RECENT DEVELOPMENTS

         We reported sales of $4.6 million for the third quarter 2003, compared to sales of $3.2 million for the third quarter 2002, representing an increase of 46%. For the first three quarters of this year, our sales totaled $12.9 million, compared to sales of $9.6 million for the first three quarters of 2002, representing an increase of 34%.

         Our cash balance as of September 2003 remains strong at $8.9 million, a slight decrease from the June 2003 balance due to the approximately $440,000 of transaction-related expenses associated with the sale of $4.4 million shares of common stock in a private placement to institutional investors. The proceeds from this private placement were used to cancel the Centerpulse License Agreement and a $2.6 million non-cash gain on the extinguishment of debt was recorded.

         The net loss for the third quarter of 2003 totaled $307,000 or $0.01 per share, compared to a net loss of $589,000 or $0.03 per share for the second quarter of 2003. The net loss for the first three quarters of 2003 totaled about $4.9 million or $0.21 per share, compared to a net loss of $13.4 million or $0.60 per share for the first three quarters of 2002.

                              SELLING SHAREHOLDERS


         The shares listed below were acquired by the selling shareholders pursuant to Stock Purchase Agreements, dated August 6, 2003, between each selling shareholder and us. The Stock Purchase Agreement contained customary representations and warranties of the Company and each purchaser, as well as a covenant by the Company to register the resale of the shares being purchased thereunder pursuant to a registration statement on Form S-3. The sale by ATS and purchase by the selling shareholders of the shares listed below was completed on August 11, 2003. The purchase price was $2.80 per share. The shares of our common stock held by the selling shareholders are being registered for resale by the selling shareholders from time to time. See "Plan of Distribution." As of November 25, 2003, 26,745,307 shares of our common stock were issued and outstanding.


         The following table lists the selling shareholders and presents certain information regarding their beneficial ownership of our common stock as well as the number of shares of our common stock they may sell pursuant to this prospectus.

                                                        NUMBER OF
                                                        SHARES OF       MAXIMUM NUMBER     NUMBER OF SHARES
                                                       COMMON STOCK     OF SHARES TO BE     OF COMMON STOCK
                                                       BENEFICIALLY    SOLD PURSUANT TO      BENEFICIALLY
                                                      OWNED PRIOR TO         THIS           OWNED AFTER THE
    NAME                                               THE OFFERING      PROSPECTUS(1)        OFFERING(2)
    ----                                               ------------      -------------        -----------
    Capital Ventures International(3)                      100,000            100,000                   0
    Constable Capital, LLC(4)                               38,500             38,500                   0
    Constable Capital QP, LLC(5)                            11,500             11,500                   0
    Deerfield International, Limited(6)                    532,800            532,800                   0
    Deerfield Partners, L.P.(7)                            577,200            577,200                   0
    Federated Kaufmann Fund(8)                           1,000,000          1,000,000                   0
    Perry Partners, L.P.(9)                                 79,500             79,500                   0
    Perry Partners International, Inc.(10)                 220,500            220,500                   0
    Proximity Fund LP(11)                                   90,000             90,000                   0
    Special Situations Cayman Fund, L.P.(12)               312,500            312,500                   0
    Special Situations Fund III, L.P.(12)                  937,500            937,500                   0
    Special Situations Private Equity Fund,
    L.P.(12)                                               500,000            500,000                   0
                                                         ---------          ---------           ---------
    TOTAL                                                4,400,000          4,400,000                   0


     (1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

     (2)   Assumes the sale of all of the shares offered by this prospectus.

     (3) Heights Capital Management, Inc., as the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in the capacity as Investment Manager for Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power with respect to the securities of the issuer held by CVI.

     (4) Constable Advisers, LLC, as the authorized agent of Constable Capital, LLC ("CCL"), has discretionary authority to vote and dispose of the shares held by CCL and may be deemed to be the beneficial owner of these shares. Don Constable, in his capacity as Managing Member of Constable Advisers, LLC, may also be deemed to have investment discretion and voting power over the shares held by CCL. Don Constable disclaims any such beneficial ownership of the shares.

     (5) Constable Advisers, LLC, as the authorized agent of Constable Capital QP, LLC ("CCQP"), has discretionary authority to vote and dispose of the shares held by CCQP and may be deemed to be the beneficial owner of these shares. Don Constable, in his capacity as Managing Member of Constable Advisers, LLC, may also be deemed to have investment discretion and voting power over the shares held by CCQP. Don Constable disclaims any such beneficial ownership of the shares.

     (6) Deerfield Management Company is the investment advisor to Deerfield International Limited and exercises voting and investment power with respect to the securities held by Deerfield International Limited. Snider Management is the general partner of Deerfield Management Company, and Arnold H. Snider is the President of Snider Management.

     (7) Deerfield Capital, LP is the investment advisor to Deerfield Partners, LP and exercises voting and investment power with respect to the securities held by Deerfield Partners, LP. Snider Capital is the general partner of Deerfield Capital, LP and Arnold H. Snider is the President of Snider Management.


     (8) Federated Kaufmann Fund ("FKF") is a portfolio of Federated Equity Funds, a registered investment company. FKF's advisor is Federated Investment Management Company ("FIMC") which has delegated daily management of the fund's assets to Federated Global Investment Management Corp. ("FGIMC"), as subadvisor. While the officers and directors of FIMC have dispositive power over FKF's portfolio securities, they customarily delegate this dispositive power, and therefore the day to day dispositive decisions are made by the portfolio managers of FKF, currently, Lawrence Auriana and Hans P. Utsch. Messrs. Auriana and Utsch disclaim any beneficial ownership of the shares. With respect to voting power, FKF has delegated the authority to vote proxies to FIMC. FIMC has established a Proxy Voting Committee to cast proxy votes on behalf of FKF in accordance with proxy voting policies and procedure approved by FKF.


     (9) Perry Corp. is the general partner of Perry Partners, LP and consequently has voting control and investment discretion over securities held by Perry Partners, LP. Richard Perry is the president of Perry Corp. Richard Perry and Perry Corp. disclaim beneficial ownership of the securities held by Perry Partners, LP.

     (10) Perry Corp. is the investment manager of Perry Partners International, Inc. and consequently has voting control and investment discretion over securities held by Perry Partners International, Inc. Richard Perry is the president of Perry Corp. Richard Perry and Perry Corp. disclaim beneficial ownership of the securities held by Perry Partners International, Inc.

     (11) Proximity Capital LLC is the general partner of Proximity Fund, L.P., and, as such, has voting control and investment discretion over the securities held by Proximity Fund, L.P. Geoff Crosby is President and Steven Crosby is Vice President of Proximity Capital LLC. Each of Proximity Capital LLC, Geoff Crosby and Steven Crosby disclaim beneficial ownership in the shares owned by Proximity Fund, L.P.

     (12) MGP Advisors Limited is the general partner of Special Situations Fund III, LP. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to the Special Situations Cayman Fund, LP. MG Advisers, LLC is the general partner of and investment adviser to the Special Situations Private Equity Fund, LP. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, AWM Investment Company, Inc. and MG Advisers, LLC, have voting power over, and are principally responsible for the selection, acquisition and disposition of, the portfolio securities by each investment adviser on behalf of its fund.

                              PLAN OF DISTRIBUTION

         We are registering these shares on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares. Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration shall be borne by the selling shareholders.

         The selling shareholders may offer and sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in transactions directly with market makers or in privately negotiated transactions, through put or call option transactions, through short sales, or a combination of these methods of sale, at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

         The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Exchange Act.

         The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of that Rule.

         Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding the Company, investors should refer to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling shareholders sell all of the shares or the earlier termination of this offering:

         o our annual report on Form 10-K for the fiscal year ended December 31, 2002;


         o our quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2003, March 31, 2003 and September 30, 2003;


         o our current reports on Form 8-K filed on October 22, 2003, September 26, 2003, July 30, 2003 and April 23, 2003; and

         o the description of our common stock contained in the registration statement on Form 8-A filed on May 8, 1990, including any amendments or reports filed for the purpose of updating that description.

         You may request a free copy of any of the above filings by writing or calling: Deborah K. Chapman, ATS Medical, Inc., 3905 Annapolis Lane, Minneapolis, MN 55447, (763) 553-7736.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                4,400,000 SHARES



                                ATS MEDICAL, INC.



                                  COMMON STOCK




                                   [ATS LOGO]






                             -----------------------

                                   PROSPECTUS

                            ------------------------









                                 ________, 2003

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee .......................................             $ 1,292
Nasdaq Listing Application Fee .............................              22,500
Accounting Fees and Expenses ...............................               5,000
Legal Fees and Expenses ....................................              20,000
Miscellaneous ..............................................               1,208
                                                                         -------
         Total .............................................             $50,000

         All fees and expenses other than the SEC registration fee are estimated. The Company will pay all the expenses listed above.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan;
(2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Bylaws of the Company provide that the Company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

         The Company has established a Self-Insurance Trust Agreement to assist in funding indemnification of its directors and officers to the extent permissible under Minnesota Law. The Company has contributed $300,000 plus interest to an irrevocable trust (the "Trust") to be invested by an independent trustee in governmental issued or insured obligations. The Trust funds may be used only for indemnification of the Company's officers or directors or, at the direction of the Company and with the consent of the beneficiaries under the Trust, to pay directors' and officers' liability insurance premiums. The rights of the beneficiaries under the Trust are contract rights enforceable against the Company and the trustee. In addition to the Trust, since November 1995 the Company has maintained a liability insurance policy for its directors and officers.

ITEM 16. EXHIBITS

Exhibit
Number             Description of Exhibit

4.1 Articles 3, 4 and 5 of the Registrant's Restated Articles of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)
4.2 Specimen certificate for shares of the Registrant's Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997)
5.1                Opinion of Dorsey & Whitney LLP (previously filed)
23.1               Consent of Ernst & Young LLP
23.2               Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1 Power of Attorney (included on signature page in initial filing)

ITEM 17.  UNDERTAKINGS

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 2, 2003.
                                      ATS MEDICAL, INC.


                                      By:  /s/ Michael D. Dale
                                          --------------------------------------
                                          Michael D. Dale
                                          President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on December 2, 2003.


SIGNATURE                             TITLE
By:    /s/ Michael D. Dale            President, Chief Executive Officer and
    ------------------------------    Director (principal executive officer)
         Michael D. Dale

By:               *                   Chairman of the Board
    ------------------------------
         Manuel A. Villafana

By:    /s/ John R. Judd               Chief Financial Officer (principal
    ------------------------------    financial and accounting officer)
         John R. Judd

By:               *                   Director
    ------------------------------
         Eric W. Sivertson

By:               *                   Director
    ------------------------------
         David L. Boehnen

By:               *                   Director
    ----------------------------------
         A. Jay Graf

By:               *                   Director
    ----------------------------------
         Robert E. Munzenrider

*By:   /s/ Michael D. Dale
     ---------------------
         Michael D. Dale,
         as attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
Number             Description of Exhibit

4.1 Articles 3, 4 and 5 of the Registrant's Restated Articles of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)
4.2 Specimen certificate for shares of the Registrant's Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997)
5.1                Opinion of Dorsey & Whitney LLP (previously filed)
23.1               Consent of Ernst & Young LLP
23.2               Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1 Power of Attorney (included on signature page in initial filing)